Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 13, 2009 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Park Electrochemical Corp. and subsidiaries on Form 10-K for the year ended March 1, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Park Electrochemical Corp. and subsidiaries on Form S-8 (File No. 33-55383, effective September 26, 1994, File No. 33-63956, effective June 4, 1993, File No. 333-12463, effective September 20, 1996 and File No. 333-153264, effective August 29, 2008).

/s/GRANT THORNTON LLP

New York, New York
May 13, 2009

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